U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
FORM 10-KSB

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934
For the fiscal year ended November 1, 2003

Commission File No. 0-1455

OPT-SCIENCES CORPORATION
(Name of small business issuer in its charter)

        NEW JERSEY                             21-0681502
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

Post Office Box 221, 1912 Bannard Street, Riverton, New Jersey 08077 (Address of principal executive offices)
(Zip Code)

Issuer's telephone number, including Area Code: (856) 829-2800

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, $.25 par value per share
(Title of Class)

Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES  (X)       NO

Check if there is no disclosure of delinquent filers in response to
Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB ( )

The issuer's revenues for its most recent fiscal year were $3,848,169.

The aggregate market value of the 239,925 common shares held by non-affiliates of the registrant was $1,535,520 computed by reference to the closing bid price of such stock as listed on the non NASDAQ over the counter market on December 31, 2003.

This computation is based on the number of issued and outstanding shares held by persons other than officers, directors and shareholders of 5% or more of the registrant's common shares.



(APPLICABLE ONLY TO CORPORATE REGISTRANTS)

The number of shares outstanding of each of the issuer's classes of common equity, as of the latest practical date. Common Stock, par value of $.25 per share: 775,585 Shares outstanding as of December 31, 2003.

Documents Incorporated by Reference:  See Exhibits.

Transitional Small Business Disclosure Format

Yes    No X


TABLE OF CONTENTS

FORM 10-KSB ANNUAL REPORT - FISCAL YEAR 2003
OPT-SCIENCES CORPORATION AND SUBSIDIARY

PART I                                                        PAGE

Item  1.  Description of Business                                4
Item  2.  Description of Property                                7
Item  3.  Legal Proceedings                                      7
Item  4.  Submission of Matters to a Vote of Security Holders    7

PART II

Item  5.  Market for Common Equity and
              Related Stockholder Matters                        8
Item  6.  Management's Discussion and Analysis or Plan of
  Operation                                                      9
Item  7.  Financial Statements                                  13
Item  8.  Changes In and Disagreements with Accountants
   on Accounting and Financial Disclosure                       14

PART III

Item  9.  Directors, Executive Officers, Promoters and
  Control Persons; Compliance with Section 16(a)
  of the Exchange Act                                           14
Item 10. Executive Compensation                                 15
Item 11. Security Ownership of Certain Beneficial Owners
   and Management                                               16
Item 12. Certain Relationships and Related
   Transactions                                                 17

PART IV

Item 13. Exhibits and Reports on Form 8-K                       17
Item 14. Controls and Procedures                                17

?     Signatures                                                18
?     Section 302 Certification                                 19
?     Section 906 Certification                                 21


PART I

This annual report contains forward-looking statements. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company's or its industry's actual results, levels of activity, performance or achievements to be materially different from the future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

Although Management believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any person assumes responsibility for the accuracy and completeness of these forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this report to conform its prior statements to actual results.

ITEM 1.  DESCRIPTION OF BUSINESS

BUSINESS OF THE COMPANY.

OVERVIEW. Opt-Sciences Corporation, formed in 1956, conducts its business through its wholly owned subsidiary, O & S Research, Inc. Both companies are New Jersey corporations. As used in this form 10-KSB, the terms "we" or "our" refer to the combined operations of Opt-Sciences Corporation and O & S Research, Inc. Our principal business is to provide optical coatings, filters, faceplates and lighting wedges which improve display readability for electronic instruments used primarily in aircraft. This includes the application of different types of anti-reflection coatings, transparent conductive coatings and other optical coatings. We also provide full glass cutting, grinding and painting operations which augment our optical coating capabilities. Most of our products are designed to enable pilots to read aircraft instruments in direct sunlight or at night or in covert situations using appropriate night vision filters. This is a niche business primarily dependent for its success on aircraft manufacturing and retrofitting. It requires custom manufacturing of small lots of products to satisfy component requirements for specific aircraft.

CORE PRODUCTS. The distinguishing characteristic of our business is our optical thin film coating capability. Almost all products which we offer incorporate an optical coating of some type. The primary coatings are our anti-reflection coating used for glare reduction and our transparent conductive coating used for electromagnetic interference shielding. We apply either or both coatings to different types of glass face plates which we mount on the front of liquid crystal displays (LCDs), cathode ray tubes (CRTs) and electromechanical displays (EMDs).

NEW PRODUCTS; ANCILLARY PRODUCTS AND SERVICES. In addition to coated glass described above, we also offer a full range of other specialty instrument glass, including night vision filter glass, circular polarizers, touchpads, glass sandwiches for LCDs as well as other custom designed specialty glass components and assemblies. In September 2000, we acquired Astro thin film coating equipment to apply anti-reflection coatings to large glass substrates and optical filters at a more competitive price. When the Astro coating equipment becomes fully operational, we will use it for displays generally larger than 13" diagonal. This system has begun to generate some revenues but they are not yet material. We are developing procedures to optimize satisfactory production and are soliciting orders for such production. Both LCD and CRT displays in 13" and larger diagonal size range are used in medical, industrial and commercial products and will serve a new customer and product base for us.

GROWTH STRATEGY. Since the beginning of Fiscal Year 2004, we have seen a continued weakness in demand for display glass used on commercial aircraft, business aircraft and the military aircraft; the market for other coated flat panel displays remain steady. After a second consecutive year of declining earnings, we have decided to make a closer strategic review of our sales and marketing, our production facilities and efficiencies, our staffing and methods to maximize value of our limited financial and human resources. We have taken the following steps to improve operating results for the future: 1) we are re-examining whether to maintain the traditional wedge glass product lines: these products require much labor and much machinery, but provide modest profit margins; further, these products represent a diminishing portion of dollar value of our overall production as wedge glass electro mechanical display products become obsolete and are replaced by liquid crystal displays and cathode ray tubes. We are experiencing inefficiencies because of production bottle necks caused in part to the outsized allocation of personnel and space to such production. Since such products are treated as commodities in the market place, there is less room for value added profit potential; 2) we have hired new technical personnel to improve equipment performance and new management personnel to improve operations; 3) we are seeking to hire additional line employees to expedite production and reduce late deliveries; and 4) in the second quarter of Fiscal 2003, we acquired and installed another new coating unit to upgrade our capacity to meet potential customers' needs in the areas of conductive and anti-reflection coatings.

MARKETING AND SALES. Our principal sales executive is our President, who maintains regular contact with the largest customers and continually seeks to develop new customers. We do not currently employ the services of manufacturers representatives or sales personnel. We and our products are listed in the Thomas Register. We also maintain our own website at osresearch.com. We engage in a low cost public relations and advertising program. Purchasing personnel of major corporations or governmental agencies place orders with us, based on price, delivery terms, satisfaction of technical specifications and quality control. Purchases by our customers are ordinarily from vendors on an approved vendor list. We enhance sales prospects by providing creative technical solutions to customer requirements. We are currently an approved vendor for major aircraft programs. We continue to be the lead supplier for the anti-glare panels for the flat panel displays on the Boeing 777, the 737-800 and the 717 models of commercial aircraft. We expect to supply similar panels for the new Boeing 7E7 aircraft. In Fiscal 2003, we derived 61.5% of our revenues from four major customers, Honeywell, Philips Electronics, Rockwell Collins and L3 Communications. In Fiscal 2003 Rockwell Collins shifted a major portion of their business from us to another company because of price competition. We anticipate that revenues in 2004 and 2005 from this customer will be less than $100,000 per year, down from the $700,000 generated in Fiscal 2002. The loss or curtailment of additional business with any of the other three companies would have a negative impact on our success.

PATENTS, TRADEMARKS AND PROPRIETARY KNOWLEDGE. We do not hold any patent or registered trademark. Part of our competitive advantage, however, consists of accumulated experience and know-how in satisfying the instrument glass requirements of our customers.

MANUFACTURING. Our customers commonly use Cathode Ray Tubes and Liquid Crystal Displays for aircraft instrumentation. Typically, a customer sends such items to us for processing; we use our technology to apply with great precision a micro thin optical non-glare and/or conductive coating to a face plate, which is then mounted on the Cathode Ray Tube or Liquid Crystal Display. We cut the face plate from large pieces of glass which we purchase from multiple domestic sources on a commodity basis. After testing for quality control, we ship the inspected products to our customer.

We also manufacture glass lenses from raw glass pieces which we purchase in large lots from vendors. The glass is a commodity product which can be purchased generally from several glass manufacturers. We cut, grind, polish and coat the pieces with a micro thin optical coating. We then ship the lenses to the customer after clearance through quality control.

Unique to both processes is the deposit of a thin film of a metal or metal-oxide on the surface of the glass. The process takes place in a heated vacuum chamber. We heat the deposited material to over 1800 degrees centigrade causing it to evaporate. When the vapor contacts the glass, it condenses forming a very thin film as hard as the original metal being evaporated. The thin films range from 250 angstroms to 1500 angstroms thick.

ENVIRONMENTAL MATTERS. We believe we are in material compliance with applicable United States, New Jersey and local laws and regulations relating to the protection of the environment, and we do not spend material sums of money for those purposes.

COMPETITION. Competition is based on product quality, price, reputation and ability to meet delivery deadlines. The market for our products is very competitive. The type and amount of instrument glass consumed is subject to changes in display technology and in consolidation in the number of displays used on aircraft, both new aircraft and used aircraft. Our competitors include Naugatuck Glass Company, OCLI, Metavac, Mod A Can, Tyrolit, Schott Glass and Hoya Optics. Some of our competitors have significantly more financial, technical and human resources than we do. Our competitors may be able to respond more quickly to emerging technologies and customer preferences and may devote greater resources to development, promotion and sale of their products than we can. This competition could result, and has in the past, in price reductions, reduced margins and loss of market share.

EMPLOYEES. As of November 1, 2003, we employed 40 employees, of which 39 were full time individuals and none of whom are union members.
This represents a decrease of 5 full time employees from the end of fiscal 2002. We expect to increase the number of full time employees as needed, in order to improve timely delivery of products to customers. We believe we have a good relationship with our employees. We are subject to the federal minimum wage and hour laws and provide various routine employee benefits such as life and health insurance. We also provide a 401K Plan for the benefit of all our employees; we do not have any stock option plan. The 401K Plan includes a matching contribution from us representing $0.50 for each $1.00 an employee contributes up to 6% of the employee's salary.

ITEM 2. DESCRIPTION OF PROPERTY

We conduct our operations at the principal office and manufacturing facility located in the East Riverton Section of Cinnaminson, New Jersey. We own this 1.4 acre property in fee simple, and the property is not encumbered by any lien or mortgage. The cinderblock and masonry facility contains approximately 11,000 square feet of manufacturing space and approximately 1,200 square feet of office space. We also own and utilize a building containing 3,000 square feet of warehouse and 5,000 square feet of manufacturing space on premises adjacent to the main manufacturing facility. In addition, we lease on a year to year basis 5,000 square feet for general warehouse and material storage. Together, those facilities meet our current space requirements.

ITEM 3. LEGAL PROCEEDINGS

We are not a party to any material pending legal proceeding.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

We did not submit any matter to a vote of security holders during the fourth quarter of fiscal 2003.

PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED SECURITY HOLDER MATTERS

We have not listed our Common Shares on an established public trading market, but shareholders do trade our Shares on the non-NASDAQ over the counter market. The symbol for our Shares is OPST. Only limited and sporadic trading occurs. Subject to the foregoing qualification, the following table sets forth the range of bid and asked quotations, for the calendar quarter indicated, as recorded by Pink Sheets LLC, and reflects inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

Fiscal 2002                        Bid                          Ask
First Quarter               $4.95 - 5.85               $  9.00 - 10.15
Second Quarter               5.85 - 8.05                 10.00 - 15.00
Third Quarter                8.10 - 8.70                 11.00 - 11.00
Fourth Quarter               7.25 - 8.80                   9.00 - 11.00

Fiscal 2003                        Bid                          Ask
First Quarter               $7.25 - 7.25               $  9.00 -   9.00
Second Quarter               5.05 - 7.25                  9.00 -   9.05
Third Quarter                5.05 - 6.25                  8.00 -   9.05
Fourth Quarter               6.25 - 7.10                  7.00 -   8.00
As of December 31, 2003, the closing bid for the Common Stock was $6.40. There was no closing ask price.

We had 950 shareholders of record of our Common Stock as of December 31, 2003. Of these shareholders, 565 are "lost" shareholders for whom we do not have current addresses. We are considering various strategies that may result in the Company going private, thus reducing costs of remaining a public company and reducing the burdens on our executive and financial personnel in devoting time and financial resources to compliance with Sarbanes Oxley. In this regard, we have retained the services of Curtis Financial LLP concerning fairness of any transaction which may be proposed. The next Annual Shareholders Meeting shall be delayed pending such determinations.

DISTRIBUTIONS

We did not declare or pay any dividend on our Common Stock during Fiscal Year 2003 and do not presently intend to pay dividends on our Common Stock in the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

This Management's Discussion and Analysis as of November 1, 2003 should be read in conjunction with the audited consolidated financial statements and notes thereto set forth in this report. It may also contain forward looking statements as defined in Part I hereof.

LIQUIDITY AND CAPITAL RESOURCES.

As a result of our relatively strong cash position, we have sufficient liquidity and credit to fund our contemplated capital and operating activities through Fiscal 2004.

We continue to use our working capital to finance current operations, including new equipment purchases, capital improvements, inventory, payroll and accounts receivable.

A significant amount of cash was generated in the fourth quarter primarily because of a $394,000 reduction in accounts receivables during the fourth quarter. A large part of this payment was from Honeywell and represented an accumulated receivable from an order we delivered during the year but for which payment had not been made. Our cash balances decreased $234,365 during Fiscal 2003 to $4,227,416 from $4,461,781 primarily because of a final payment for new equipment purchased.

Our cash flow from operations was ($86,601) compared to $514,200 in Fiscal 2002. A significant amount of cash was consumed because of a final payment of a new thin film coating system delivered in February and associated installation costs for the new equipment. Cash was also consumed as a result of increases in inventories. We have completed the installation of a new chilled water system to replace older equipment that cannot support the new coating system. We are also continuing to fund our start-up effort for the new Astro coating system and to the flat glass washing system used with it. The Astro unit continues to be a drain on cash and its continued viability will be re-evaluated this year.
Cash used in investing activities was $147,764 compared to $477,388 in Fiscal Year 2002, primarily as a result of lower expenditures on property and equipment in Fiscal Year 2003.

Overall, our cash balances decreased $234,365 during Fiscal 2003 to $4,227,416 from $4,461,781. Our total current assets dropped $106,365 to $6.5 million compared to $6.6 million in Fiscal 2002.
In today's challenging marketplace, although we must make ongoing investments in new equipment and processes to compete successfully in the aerospace and commercial display markets, we do not have current plans for any significant operating capital expenditures during the balance of the 2004 Fiscal Year.
RESULTS OF OPERATIONS
FISCAL 2003
Our net sales in the fourth quarter of 2003 decreased to $920,000, down 6% from the same period last year and down 18% from the third quarter, resulting in a net operating loss of $98,935 and a net loss of $27,543. This operating loss was primarily due to disappointing sales for the fourth quarter, manufacturing equipment problems and a higher cost of sales. During the fourth quarter, we booked $780,000 in new orders, down 5% from the $822,000 in new orders book in the third quarter. Our $920,000 of sales lowered the backlog of orders to $1.35 million from $1.46 million at end of the second quarter.
We experienced declines in sales and profits by comparison with Fiscal Year 2002. Net sales of $3.8 million declined by $343,208 or 9%; and net operating income of $12,921 declined by $70,126 or 84% from Fiscal 2002. Overall, net income declined by $47,710 or 42% from Fiscal 2002. As a percentage, net income declined less than net operating income in Fiscal 2003 primarily because fiscal 2002 included securities losses and Fiscal 2003 recognized securities gains. Our backlog of orders at the end of Fiscal 2003 was approximately $20,000 higher than at the end of fiscal 2002. During Fiscal 2004, we anticipate that the backlog will fluctuate around $1.3 million because of shortened lead times and the use of Kanban delivery systems being set up by our suppliers. This assumes that we are able to book new business at the rate we are able to deliver products to our customers. Of this backlog of orders, we expect to deliver 85% within the first half of Fiscal Year 2004. Cost of sales in Fiscal 2003 decreased to $3.21 million or 83.4% of net sales from $3.46 million or 82.6% of net sales in Fiscal 2002. Sales, general and administrative expenses decreased to $625,802 or 16.2% of net sales from $646,762 or 15.4% of net sales. The higher percentage cost of sales and general and administrative expenses was primarily due to several factors: 1) our continued investment in engineering and maintenance personnel for assisting in new product development and new equipment installations, 2) our low production yields in the first and second quarters resulting in higher expenditures for expensive raw materials, 3) start-up costs associated with a new production thin film coating system installed last year, 4) continuing costs associated with start-up of the Astro optical coating machine, 5) decreased marginal returns at our lower level of sales because of product mix and reduced economies of scale, and 6) intense price competition limiting our ability to raise prices.
Interest and other income increased to $109,358 in Fiscal 2003, up 53% from $71,447 in Fiscal Year 2002. This was in part the result of the capital gains realized from the sale of various securities in our portfolio and slightly higher interests rates.
Net income after taxes decreased to $62,257 or 1.6% of net sales from $109,967 or 2.6% of net sales in Fiscal 2002.
Demand for our avionic products continues to be weak mirroring the demand for new commercial and business aircraft. These two markets represent over 75% of our business with the military market only at about 10%. Sales to our two principal customers, Honeywell and Philips are expected to marginally increase in Fiscal 2004. However, this increase may be offset by the significant curtailment of business with Rockwell Collins, $703,000 in fiscal 2003 down to an estimated $100,000 in Fiscal 2004. The commercial aircraft market for new aircraft is estimated to be flat with increases in sales attributed mostly to spare parts requirements of existing airplanes. For the first time in history Airbus has booked more sales for commercial aircraft then Boeing. This is problematic for us since we manufacture most of our commercial avionic display products for Boeing aircraft. Airbus uses Thales in France for supplying most of its avionic displays, both flat panel and cathode ray tube based. Airbus uses very few primary flight displays manufactured in the United States. We have not been successful in selling instrument glass to Thales.

Boeing's commercial aircraft production in 2003 finished the year at 281 airplanes. This is the lowest total since 1996 when only 271 airplanes were produced. When you compare this with Boeing's peak production in 1999 of 620 airplanes, you can see what a dramatic reduction in Boeing aircraft production resulted from 9/11. The table below is based on an industry forecast of commercial airplane production for the next three years. The forecast for Boeing indicates that the worst is behind them with 2003 and 2004 reflecting a bottoming out of their commercial airplane production. For the next few years Boeing and Airbus production is expected to be relatively flat at 300 airplanes per year.

Commercial Airplane Production
(Boeing & Airbus Forecasts 2003)
Year               Boeing     Airbus   Total
              Planes  Market
                      Share   Planes
1996           271     64%     150     421
1999           620     68%     294     914
2000           489     61%     311     800
2001           527     62%     325     852
2002           381     56%     303     684
2003           281     49%     305     586
2004 est.      280     48%     300     580
2005 est.      300     50%     300     600
2006 est.      300     50%     300     600
The steep decline in Business airplane deliveries also appears to have bottomed out in 2003 at 480 airplanes from a peak of 769 airplanes in 2001. This represents a 60% reduction in output since 9/11. The forecast for the next few years indicates 2004 to be close to 2003 with a forecasted 10% increase in deliveries projected for 2005 and
2006. This should translate into flat demand in 2004 for our business jet avionic glass products.
Business/Regional/Commuter Airplane Production (Honeywell
Forecast 2003)
Year     Business          Regional/Commuter
     Airplane Production   Airplane Production   Total Airplane Production
1996        352                  100                         452
1999        610                  210                         820
2000        730                  300                        1030
2001        769                  360                        1129
2002        683                  401                        1077
2003        480                  440                         920
2004 est.   480                  410                         890
2005 est.   520                  350                         870
2006 est.   580                  360                         940

The future market for aircraft instrument glass is shrinking . For business jets, the current state-of-the-art consists of four 14 inch LCDs and two small 3 or 4 inch back-up indicators, instead of the older format consisting of up to 12 individual displays. The commercial airplane market is also turning in the direction of larger and fewer displays. For example, the Boeing 7E7 may have only four 15 inch LCDs compared with six 8 inch by 8 inch displays as used on the Boeing 777 and 737. The Military market is turning toward more un-manned aerial vehicles for surveillance and reconnaissance and is using fewer and larger flight displays in manned aircraft. In some cases, the military is now relying on rear projection displays which do not use glass manufactured by us. In general, larger primary instrument displays are eliminating the need for smaller, specialized and otherwise redundant instruments. As unit volume for displays declines, competition among vendors will become more intense to maintain market share. We expect this competition will take the form of lower prices and shorter delivery times.

Our plans for diversifying our customer and market base by adding the Astro optical coating have not made the positive impact as originally anticipated. Continuing equipment malfunctions have minimized sales last year. If we can make the Astro unit more operational this year, we may reduce our business risk based on an uncertain aerospace market. Revenues from the Astro optical coating equipment will come predominantly from commercial display applications and to a lesser extent the aerospace display market. In addition, our recent purchase of another coating unit has increased our capability to apply high quality transparent conductive coatings and anti-reflective conductive coatings to certain types of face plates for aircraft instrument.

FISCAL YEAR 2002

In Fiscal Year 2002, our sales decreased by 22% to $4.2 million and our earnings dropped even more dramatically, from $603,906 in Fiscal 2001 to $109,967 in Fiscal 2002. The decline in earnings was in a large part due to four factors: 1) the drop in production of new Boeing commercial aircraft; 2) a decline in the spare parts market for older commercial aircraft; the large available inventory of older commercial aircraft contain parts which may be used as replacement parts; 3) the addition of engineering personnel to supervise production and engage in research and development of new products; and
4) start up costs for the Astro optical coating machine. Our backlog declined to $1.33 million at the end of the fiscal year, a reduction of 27% from the end of the prior fiscal year. The drop in backlog was due in part to reduced lead times required by our major customers and the use of the Kanban "just in time" deliveries expected by them.

Income from other investment sources dropped 36%, due primarily to the sale at a loss of certain high tech mutual fund investments.

INFLATION

During the three year period that ended on November 1, 2003, inflation did not have a material effect on our operating results.

COMPANY RISK FACTORS

During Fiscal 2003 we derived 98% of our revenues from instrument glass used for avionics and related aerospace products.

Our revenues are concentrated with a limited number of customers.

For a major portion of our business, we rely on raw materials exclusively manufactured in Japan. An interruption of supplies from Japan would have a significant impact on sales and our ability to support our customers.

Our success depends on the efforts and expertise of our President, Anderson L. McCabe. His death, disability or termination of employment would adversely affect the future of our Company. We do not have employment contracts with Mr. McCabe or other management personnel. We do not maintain key man life insurance with Mr. McCabe or other key personnel.

Our future revenue may change from quarter to quarter which may cause our operating results to decline. Our revenue may vary due to a number of factors:

Reduced demand for our avionics related instrument glass, Aggressive price competition by our competitors, The introduction of alternate display products which do not utilize our products, such as rear projection displays.
Overdue deliveries to our customers

The market for our products is very competitive.

The technology being used for aircraft instruments is constantly changing. The type and amount of instrument glass consumed is subject to changes in display technology and in ongoing consolidation in the number of displays used in aircraft, both new and used. A switch to the use of rear projection displays could render our products obsolete. We are constantly adapting to new customer requirements and preferences. Our future success depends on our manufacturing high quality and low cost instrument glass for the aerospace industry. If we fail to keep pace with new technologies and means of manufacturing, our products might become obsolete.

Our industry is subject to great risk from outside influences, such as terrorism, 9/11, and biological epidemics, (SARs and Avian flu outbreaks in Asia). Other factors that may in the future influence our industry are inflation, changes in diplomatic and trade relations with other countries, political and economic stability, tariffs, trade barriers and other regulatory barriers.

ITEM 7. FINANCIAL STATEMENTS

The Consolidated Financial Statements, the notes thereto, and the reports thereon by Goff Backa, Alfera & Company, LLC. and Mayer,
Shanzer, and Mayer, P.C. dated January 22, 2004, are filed as part of this report starting on page __ below.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

A previously reported change in Accountants from Mayer Shanzer &
Mayer, P.C. to Goff, Backa, Alfera & Co. LLC was implemented in Fiscal Year 2003. There was no disagreement with the prior accounting firm regarding Accounting and Financial disclosure.

PART III

ITEM 9.     DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Anderson L. McCabe, 48 years old, is President, Chief Executive Officer and Chief Financial Officer of the Company and its manufacturing subsidiary. He graduated from the University of South Carolina in 1977 and received a B.S. in Chemical Engineering. From 1977 to 1985, he was employed by United Engineers and Constructors, Inc., a subsidiary of Raytheon Corporation as Process Engineer with managerial responsibilities. In 1986 he became president of the Company. He is a registered professional engineer. He has been director of the Company since 1987.

Arthur J. Kania, 72 years old, is the Secretary and Treasurer of the Company. He is not active in the day-to-day operations of the Company or its manufacturing subsidiary. Mr. Kania's principal occupations during the past five years have been as Principal of Trikan Associates (real estate ownership and management - investment firm); as a partner of the law firm of Kania, Lindner, Lasak and Feeney; and as Chairman of Advanced Voting Solutions, Inc. (Voting Equipment and Systems Company). He has been a director of the Company since 1977.

Arthur J. Kania, Jr., 48 years old, has been a director of the Company since 1987. He is a principal of Trikan Associates (real estate ownership and management-investment firm) and vice-president of Newtown Street Road Associates (real estate ownership and management).
SECTION 16(A)     BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, any person owning ten percent or more of the Company's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of change in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership arrangements are required by SEC regulation to furnish to the Company copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in the Company's information statement. Based solely on the Company's review of copies of such statements received by its, and on representations from the Company's existing directors and officers that no annual statements of beneficial ownership were required to be filed by such persons, the Company believes that all such statements were timely filed in 2003, except for a Form 5 which was inadvertently filed late by Anderson L. McCabe, Chief Executive Officer of the Company with respect to the purchase of 20 shares. Mr. McCabe purchased such shares as an accommodation to an existing shareholder for $80 which represented a price of $4 per share.

ITEM 10.     EXECUTIVE COMPENSATION

The following table sets forth on an accrual basis for the fiscal years shown, the remuneration of the sole compensated executive officer of the Company.

Summary Compensation Table

Officer's Salary 2003     Base Salary    Other Compensation   Bonus     Total
Anderson L. McCabe           75,000           5,000*         25,000    105,000
President, Director

Officers Salary 2002
Anderson L. McCabe           75,000           5,000*         25,000    105,000
           *Annual Retainer as Director

DIRECTOR COMPENSATION FOR LAST FISCAL YEAR
Cash Compensation

Name                Annual Retainer  Meeting Fees  Consulting Fees  Other Fees

Anderson L. McCabe       $5,000               $0           $0              $0
Arthur J. Kania          $5,000               $0           $0         $24,500*
Arthur J. Kania, Jr.     $5,000               $0           $0             $ 0
*  See Certain Transactions and Relationships below.

OPTION/SAR GRANTS

The Company did not grant stock options or stock appreciation rights during Fiscal Year 2003, nor does it have any of such rights outstanding from prior years.


ITEM 11.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

Name and Address of           Amount and Nature of               Percent of
Beneficial Owner                Beneficial Owner                   Class
Allen Speiser, Trustee               510,853                         66%
Arthur John Kania Trust
Suite 525, Two Bala Plaza
333 City Avenue
Bala Cynwyd, PA  19004

Security Ownership of Directors and Officers:

Name and Address of               Amount and Nature of
                                                                 Percent of
Beneficial Owner                    Beneficial Owner               Class
Anderson L. McCabe                      1,064(1)                     *
P.O. Box 221
1912 Bannard Street
Riverton, N.J.  08077

Arthur J. Kania                        23,723(1)                    3%
Suite 525, Two Bala Plaza
Bala Cynwyd, PA  19004

Arthur J. Kania, Jr.                        0(1)                     *
Suite 525, Two Bala Plaza
Bala Cynwyd, PA  19004


Directors and Officers
As a Group                             24,767                       3%

*Less than 1% of the outstanding Common Stock

1. Excludes 510,853 shares (66% of the outstanding shares) owned by a Trust for the benefit of Arthur J. Kania's children and 15,000 shares (2% of the outstanding shares) owned by a trust for the benefit of Arthur J. Kania's grandchildren. Mr. Kania disclaims beneficial ownership in all such shares. Mr. McCabe, husband of a beneficiary of the trust, disclaims beneficial ownership in all such shares. Arthur
J. Kania, Jr., a son of Arthur J. Kania, is a beneficiary of the first aforementioned trust and father of beneficiaries of the second aforementioned trust, but has no power to vote such shares in either said trust and is not a beneficial owner under the applicable rules.

ITEM 12.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arthur J. Kania is the father of Arthur J. Kania, Jr. and the father-in-law of Anderson L. McCabe. Those individuals constitute the Board of Directors. Anderson L. McCabe is the sole executive officer. During Fiscal year 2003, we incurred legal fees of $24,500 to the firm of Kania, Lindner, Lasak and Feeney, of which Arthur J. Kania us the senior partner.

During Fiscal Year 2003, we incurred consulting fees of $30,154 to Sandra Mc Cabe, the wife of our President.

PART IV

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-KSB

(a) Financial Statements, Schedules and Exhibits

1.     Financial Statements and Schedules. See Table of
Contents to Consolidated Financial Statements and
Schedules on page 17.

2.     Exhibits:

3. Articles of Incorporation and By-Laws Incorporated by reference to the Form 10-KSB filed by the Registrant with the SEC for its fiscal year ended November 1, 1997 starting on page 22.
21.     List of Subsidiaries
Incorporated by reference to the Form 10-KSB filed by the Registrant with the SEC for its fiscal year ended
November 1, 1997 starting on page 54.

     (b) Reports on Form 8-K

     There were no reports filed on Form 8-K during the quarter ended November 1, 2003.

ITEM 14.  CONTROLS AND PROCEDURES

(a)     Evaluation of disclosure controls and procedures.

Based on evaluation as of a date within 90 days of the filing date of this Annual Report on Form 10-KSB, Opt-Science's principal executive officer and principal accounting officer have concluded that Opt-Science's disclosure controls and procedures (as defined in Rules 13a-14( c ) and 15d-14( c ) under the Securities Exchange Act of 1934 (the "Exchange Act")) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

(b)     Changes in internal controls.

There were no significant changes in Opt-Science's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

In accordance with the requirements of Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPT-SCIENCES CORPORATION


By:
Anderson L. McCabe
President

Date:  January 30, 2004

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                    TITLE                        DATE


Anderson L. McCabe          President,               January 30, 2004
                            CEO, CFO
                            and Director

                            Secretary                January 30, 2004
Arthur J. Kania             Treasurer and
                            Director

Arthur J. Kania, Jr.        Director                 January 30, 2004

                            Chief Accountant         January 30, 2004
Lorraine Domask



SECTION 302 CERTIFICATION

I, Anderson L. McCabe, President, Chief Executive Officer and Chief Financial Officer, certify that:

1.  I have reviewed this annual report on Form 10-KSB of OPT-SCIENCES
CORPORATION;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or person performing the equivalent functions):

     a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and


6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  January 30, 2004


/s/Anderson L. McCabe



Anderson L. McCabe
President, Chief Executive Officer and Chief Financial Officer




SECTION 906 CERTIFICATION


I, Anderson L. McCabe, Chief Executive Officer and Chief Financial Officer of OPT-SCIENCES CORPORATION (the "Company"), certify, pursuant to section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350, that:

(1) the Annual Report on Form 10KSB of the Company for the fiscal year ended November 1, 2003 (the "Report) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or
78o(d); and
(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:  January 30, 2004


                         By:/s/Anderson L. McCabe
Anderson L. McCabe, Chief Executive Officer
and Chief Financial Officer






















                                   OPT - Sciences Corporation
                                        and Subsidiary

                                    Financial Statements

                                 Years Ended November 1, 2003
                                     and November 2, 2002











TABLE OF CONTENTS



                                       PAGE


Independent Auditor's Report            23

Consolidated Balance Sheets             25

Consolidated Statements of Earnings     27

Consolidated Statements of
      Stockholders' Equity              28

Consolidated Statements of Cash Flows   29

Notes to Consolidated Financial
      Statements                        31




INDEPENDENT AUDITORS' REPORT



To Stockholders and Board of Directors
OPT-Sciences Corporation

We have audited the accompanying consolidated balance sheets of OPT-Sciences Corporation and Subsidiary as of November 1, 2003 and the related consolidated statements of earnings and stockholders' equity and cash flows for the fiscal year ended November 1, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OPT-Sciences Corporation and Subsidiary as of November 1, 2003 and the consolidated results of their operations and their cash flows for the fiscal year ended November 1, 2003 in conformity with U.S. generally accepted accounting principles.



Goff, Backa, Alfera, and Company, LLC


Pittsburgh, Pennsylvania
January 22, 2004









INDEPENDENT AUDITOR'S REPORT



To Stockholders and Board of Directors
OPT-Sciences Corporation

We have audited the accompanying consolidated balance sheets of OPT-Sciences Corporation and Subsidiary as of November 2, 2002 and the related consolidated statements of earnings and stockholders' equity and cash flows for the fiscal year ended November 2, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OPT-Sciences Corporation and Subsidiary as of November 2, 2002 and the consolidated results of their operations and their cash flows for the fiscal year ended November 2, 2002 in conformity with U.S. generally accepted accounting principles.



Mayer, Shanzer, & Mayer, P.C.

A Professional Corporation



January 6, 2003


                               ASSETS

                               November 1,          November 2,
                                 2003                    2002
CURRENT ASSETS

Cash and cash equivalent     $  4,227,416          $  4,233,346
Cash - restricted                     -0-               228,435
Trade accounts receivable         598,407               679,449
Inventories                       450,421               397,403
Prepaid expenses                   21,693                15,759
Prepaid income taxes               61,775                 8,900
Loans and exchanges                 1,000                 4,825
Deferred income taxes                 -0-                17,287
Marketable securities           1,136,122             1,017,795

  Total current assets          6,496,834             6,603,199


PROPERTY AND EQUIPMENT

Land                              114,006               114,006
Building and improvements         433,307               433,307
Machinery and equipment         1,678,791             1,577,714
Small tools                        53,580                53,580
Furniture and fixtures              8,048                 8,048
Office equipment                   52,594                52,594
Automobiles                        60,100                60,100

  Total property and
           equipment            2,400,426             2,299,349

  Less:  accumulated depreciation
                                1,297,707             1,131,004

           Net property and
            equipment           1,102,719             1,168,345


OTHER ASSETS

Deposits                            2,837                 2,837

Total assets                 $  7,602,390          $  7,774,381




LIABILITIES AND STOCKHOLDERS' EQUITY


                                November 1,          November 2,
                                   2003                 2002
CURRENT LIABILITIES

Accounts payable - trade        $  62,895            $  429,269
Deferred income taxes              29,560                   -0-
Other current liabilities         172,528               129,942

  Total current liabilities       264,983               559,211


STOCKHOLDERS' EQUITY

Common capital stock - par value
$.025 per share - authorized
and issued 1,000,000 shares       250,000               250,000
Additional paid in capital        272,695               272,695
Retained earnings               7,025,880             6,963,623
Accumulated other comprehensive income:
Unrealized holding (loss) gain
on marketable securities          (23,950)               (83,930)
Less treasury stock at cost -
224,415 shares and
224,415 shares                   (187,218)              (187,218)


   Total stockholders' equity   7,337,407              7,215,170

      Total liabilities and
        stockholders' equity $  7,602,390          $   7,774,381




                            Fiscal Year Ended     Fiscal Year Ended
                            November 1, 2003      November 2, 2003
                              (52 weeks)             (53 weeks)


NET SALES                    $  3,848,169           $  4,191,377

COST OF SALES                   3,209,446              3,461,568

Gross profit on sales             638,723                729,809


OPERATING EXPENSES

Sales & delivery                   59,361                 99,596
General and administrative        566,441                547,166

 Total operating expenses         625,802                646,762

 Operating income                  12,921                 83,047

OTHER INCOME                      109,358                 71,447

 Net income before taxes          122,279                154,494

FEDERAL AND STATE
INCOME TAXES                       60,022                 44,527

 Net income                        62,257                109,967

EARNINGS PER SHARE OF
COMMON STOCK                         0.08                   0.14

Weighted average number
of shares                          775,585               775,585




                                                 Accumulated
                                                   Other
                   Common   Paid-in   Retained  Comprehensive  Treasury
                   Stock    Capital   Earnings     Income      Cost      Total


BALANCE
  OCTOBER 28, 2001 $250,000  72,695  6,853,656  (53,493) (187,218)   7,135,640

Net income for
  fiscal year
  ended
  November 2, 2002                     109,967                        109,967

Unrealized holding losses on
  securities arising during period,
  net of tax of $22,962                         (30,437)              (30,437)

TOTAL COMPREHENSIVE INCOME                                             79,530

BALANCE
  NOVEMBER 2, 2002  250,000 272,695  6,963,623  (83,930) (187,218)   7,215,170

Net income for fiscal year
ended November 1, 2003                  62,257                          51,937

Unrealized holding gains on
securities arising during period,
net of tax of $45,251
                                                 59,980                 59,980

TOTAL COMPREHENSIVE INCOME                                            111,917

BALANCE
  NOVEMBER 1, 2003  250,000 272,695 $7,025,880 $(23,950) (187,218) $ 7,327,087




                              Fiscal Year Ended          Fiscal Year Ended
                              November 1, 2003           November 2, 2002
                              (52 weeks)                 (53 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)               $    62,257                 $   109,967

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation                        166,703                       97,797
Loss (gain) on sale of securities   (11,660)                      57,760

Decrease (increase) in:
Accounts receivable                  81,042                      375,907
Inventories                         (53,018)                      31,653
Prepaid expenses                     (5,934)                      23,223
Prepaid income taxes                (52,875)                      (8,900)
Loans and exchanges                   3,825                       (4,825)
Deferred income taxes                17,287                      (17,287)

(Decrease) increase in:
Accounts payable                   (366,374)                     290,173
Accrued income taxes                    -0-                     (315,744)
Deferred income taxes                29,560                          -0-
Other current liabilities            42,586                     (125,524)

Net cash (used) provided
         by operating activities    (86,601)                     514,200

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and
  equipment                        (101,077)                    (453,879)
Purchases of securities            (626,268)                    (493,715)
Proceeds from sale of securities    579,581                      470,206

Net cash (used)
by investing activities            (147,764)                    (477,388)
Increase (decrease) in cash     $  (234,365)                $     36,812

Cash and cash equivalents
at beginning of year              4,461,781                    4,424,969

Cash and cash equivalents
at end of period                $ 4,227,416                   $4,461,781

SUPPLEMENTAL DISCLOSURES:

Interest paid               $           216                $       2,767

Income taxes paid             $      66,351                  $   362,550




OPT-Sciences Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 -     Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OPT-Sciences Corporation and its wholly owned subsidiary.
All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers certificates of deposit and debt securities purchased with a maturity of three months or less to be cash equivalents.

Line of Business and Credit Concentration

The Company, through its wholly owned subsidiary, is engaged in grinding, polishing, coating and painting of optical glass for the custom fabrication of precision optical components for aircraft instruments. The Company grants credit to companies within the aerospace industry.

Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

Inventories

Raw materials are stated at the lower of average cost or market. Work in process and finished goods are stated at accumulated cost of raw material, labor and overhead, or market, whichever is lower. Market is net realizable value.


OPT-Sciences Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Marketable Securities

Marketable securities consist of debt and equity securities and mutual funds. Equity securities included both common and preferred stock.

The Company's investment securities are classified as "available-for-sale". Accordingly, unrealized gains and losses and the related deferred income tax effects when material, are excluded from earnings and reported in a separate component of stockholders' equity as accumulated other comprehensive income. Realized gains or losses are computed based on specific identification of the securities sold.

Property and Equipment

Property and equipment are comprised of land, building and improvements, machinery and equipment, small tools, furniture and fixtures, office equipment and automobiles. These assets are recorded at cost.

Depreciation for financial statement purposes is calculated over estimated useful lives of three to twenty-five years, using the straight-line method.

Maintenance and repairs are charged to expense as incurred.

Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Employee Benefit Plans

On October 1, 1998, the Company implemented a 401(k) profit sharing plan. All eligible employees of the Company are covered by the Plan. Company contributions are voluntary and at the discretion of the Board of Directors. Company contributions were $26,010 and $29,052 for the years ended November 1, 2003 and November 2, 2002, respectively.

Earnings per Common Share

Earnings per common share were computed by dividing net income by the weighted average number of common shares outstanding.


Recently Issued Financial Accounting Standards

There were no new accounting pronouncements issued for the periods ended November 2, 2002, and November 1, 2003 which would impact the company's financial position or results of operations.


OPT-Sciences Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4 -     Income Taxes

The income tax expense of the Company consists of the following:


                         2003                   2002
Current tax expense:
  Federal            $   4,769             $   45,300
  State                  8,406                 16,514
  Total                 13,175                 61,814
Deferred tax (benefit)
  Federal               42,721                (13,669)
  State                  4,126                 (3,618)
  Total                 46,847                (17,287)

Income tax expense    $ 60,022               $ 44,527

At November 1, 2003, the Company had a deferred tax asset of $48,210 and a deferred tax liability of $59,703, resulting in a net deferred tax liability of $11,493.

At November 2, 2002 the Company had a deferred tax asset of $88,155 and a deferred tax liability of $7,550, resulting in a net deferred tax asset of $80,605.

Deferred income taxes result from significant temporary differences between income for financial reporting purposes and taxable income. These differences arose principally from the use of accelerated tax depreciation, the carry forward of capital and net operating losses, and the unrealized loss on marketable securities.

At November 1, 2003, the Company had capital loss carry forwards of $138,336 expiring in 2006 and 2007. Of these losses, an amount equal to last year's losses of $57,760 less capital gains from this year of $11,660 is deemed to be usable before expiration.

NOTE 5 -      Major Customers

Two customers accounted for approximately $1,854,500 of net sales during the year ended November 1, 2003. The amount due from these customers, included in trade accounts receivable, was approximately $328,954 on November 1, 2003.

Two customers accounted for approximately $1,929,100 of net sales during the year ended November 2, 2002. The amount due from these customers, included in trade accounts receivable, was approximately $356,289 on November 2, 2002.



OPT-Sciences Corporation and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6 -     Concentration of Credit Risk of Financial Instruments

The Company has various demand and time deposits with financial institutions where the amount of the deposits exceeds the federal insurance limits of the institution on such deposits. The maximum amount of accounting loss that would be incurred if an individual or group that makes up the concentration of the deposits failed completely to perform according to the terms of the deposit was $3,798,886 on November 1, 2003 and $4,129,909 on November 2, 2002.


NOTE 7 -      Cash - Restricted


At November 2, 2002, PNC Bank was holding a certificate of deposit worth $228,435 against a letter of credit issued for the purchase of a new coating unit. This certificate was released December, 2002 when the unit was received and payment issued.

NOTE 8 -      Related Party Transactions

During fiscal years 2003 and 2002, the Company incurred legal fees of $24,500 and $14,500, respectively to the firm of Kania, Lindner, Lasak, and Feeney, of which Mr. Arthur J. Kania a shareholder and director is senior partner. Of the legal fees, $24,500 and $14,500 were included in accounts payable at November 1, 2003 and November 2, 2002, respectively.

During the fiscal years 2003 and 2002, the Company incurred consulting fees of $30,154 and $33,889 respectively to the wife of the Company's President.

NOTE 9 -      Reclassifications

Certain amounts in the prior-year financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year financial statements.